News
Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports First Quarter 2013 Results

WALTHAM, Mass. (April 24, 2013) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the first quarter ended March 30, 2013.

First Quarter 2013 Highlights

•	Adjusted earnings per share (EPS) grew 17% to a record $1.37

•	Revenue increased 4% to a first quarter record of $3.19 billion

•	Adjusted operating margin expanded 40 basis points to 19.3%

•	Launched innovative new products at Pittcon that strengthened analytical technologies offering, including major upgrade of gold-standard Chromeleon chromatography data system

•	Deployed $90 million in the quarter to repurchase 1.3 million shares

•	After quarter-end, announced agreement to acquire Life Technologies, creating an unrivaled industry leader serving research, specialty diagnostics and applied markets

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“We’re pleased with our solid first quarter results, with good performance on the top line,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “We also extended our track record of strong adjusted EPS growth, delivering a 17% increase year over year. Although the macro environment played out at the lower end of our expectations, our teams executed well to continue our growth momentum into 2013.

“It was a great quarter for product innovation, with a strong showing at Pittcon that reinforced our leadership in analytical technologies. Among the highlights, we introduced the next generation of our premier chromatography software, Chromeleon 7.2. This upgrade allows mass spectrometry and chromatography systems to be controlled on one data platform for the first time and facilitates the flow of information, for example, between research labs. For applied markets, we launched the iCAP 7000 elemental analyzer and the picoSpin 45 miniature NMR spectrometer, both of which extend the use of research-grade technologies to a broader customer base.

“From a geographic perspective, our industry-leading scale in Asia-Pacific continues to drive growth. This is particularly evident in China, where our depth of capabilities is helping our customers there improve healthcare, the environment and food safety.

“Finally, the recent announcement of our agreement to acquire Life Technologies will take our leadership position to a new level, creating an unrivaled leader in our industry. We look forward to closing the transaction and executing a successful integration to create significant value for our customers and shareholders alike.”

First Quarter 2013

For the first quarter of 2013, adjusted EPS grew 17% to a record $1.37, versus $1.17 in the first quarter of 2012. Revenue for the quarter grew 4% to $3.19 billion in 2013, versus $3.06 billion in 2012. Organic revenue grew 3%, with currency translation lowering revenue by 1% and acquisitions increasing revenue by 3%. Adjusted operating income for the first quarter of 2013 increased 7% compared with the year-ago period, and adjusted operating margin expanded to 19.3%, compared with 18.9% in the first quarter of 2012.

GAAP diluted EPS for the first quarter of 2013 was $0.93, versus $0.75 in the same quarter last year. GAAP operating income for the first quarter of 2013 increased 7% to $387 million, compared with $362 million in 2012. GAAP operating margin increased to 12.1%, compared with 11.8% in the first quarter of 2012.

Annual Guidance for 2013

Casper added, “We’re updating our 2013 guidance based on our solid first quarter performance and our decision to suspend share buybacks in light of our pending acquisition of Life Technologies.”

The company is updating its revenue guidance range from $12.80 to $13.00 billion to a new range of $12.84 to $13.00 billion, resulting in 3% to 4% growth year over year. It is also updating full year 2013 adjusted EPS guidance from $5.32 to $5.46 to a new range of $5.27 to $5.39, reflecting the suspension of share buybacks and tightening of its revenue range. This would lead to 7% to 9% growth over 2012.

The 2013 guidance does not include the acquisition of Life Technologies or the impact of related financing activities. As previously stated, the guidance does not include any other future acquisitions or divestitures, and is based on current foreign exchange rates. In addition, the adjusted EPS estimate excludes amortization expense for acquisition-related intangible assets and certain other items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s three business segments, as highlighted below.

Analytical Technologies Segment

In the first quarter of 2013, Analytical Technologies Segment revenue was $978 million, compared with revenue of $980 million in the first quarter of 2012. Segment adjusted operating income decreased 2% in the first quarter of 2013, and adjusted operating margin was 18.0%, versus 18.2% in the 2012 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue in the first quarter increased 10% to $806 million in 2013, compared with revenue of $732 million in the first quarter of 2012. Segment adjusted operating income increased 19% in the first quarter of 2013, and adjusted operating margin increased to 27.5%, versus 25.5% in the 2012 quarter.

Laboratory Products and Services Segment

In the first quarter of 2013, Laboratory Products and Services Segment revenue increased 5% to $1.54 billion, compared with revenue of $1.48 billion in the first quarter of 2012. Segment adjusted operating income increased 3% in the first quarter of 2013, and adjusted operating margin was 14.1%, versus 14.3% in the 2012 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude restructuring and other costs/income and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which excludes operating cash flows from discontinued operations and deducts net capital expenditures. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. Our adjusted EPS estimate for 2013 excludes approximately $1.50 of expense for the amortization of acquisition-related intangible assets for acquisitions completed through the end of the first quarter of 2013. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the one-time effect on deferred tax balances of enacted changes in tax rates), which are either isolated or cannot be expected to occur again with any regularity or predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher’s earnings guidance, however, is only provided on an adjusted basis. It is not feasible to provide GAAP EPS guidance because the items excluded, other than the amortization expense, are difficult to predict and estimate and are primarily dependent on future events, such as acquisitions and decisions concerning the location and timing of facility consolidations.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, April 24, 2013, at 8:30 a.m. Eastern time. To listen, dial (866) 804-6922 within the U.S. or (857) 350-1668 outside the U.S., and use conference ID 27442368. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, May 17, 2013.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science. Our mission is to enable our customers to make the world healthier, cleaner and safer. With revenue of $13 billion, we have 39,000 employees and serve customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as in environmental and process control industries. We create value for our key stakeholders through three premier brands, Thermo Scientific, Fisher Scientific and Unity Lab Services, which offer a unique combination of innovative technologies, convenient purchasing options and a single solution for laboratory operations management. Our products and services help our customers solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Visit www.thermofisher.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:  This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investors” section of our website under the heading “SEC Filings.”  Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers' capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Consolidated Statement of Income (unaudited) (a)(b)	Three Months Ended
	March 30,	% of	March 31,	% of
(In millions except per share amounts)	2013	Revenues	2012	Revenues

Revenues	$3,191.5		$3,056.8
Costs and Operating Expenses:
Cost of revenues (c)	1,799.1	56.4%	1,711.9	56.0%
Selling, general and administrative expenses (d)	693.6	21.7%	695.6	22.8%
Amortization of acquisition-related intangible assets	192.0	6.0%	183.9	6.0%
Research and development expenses	98.2	3.1%	91.7	3.0%
Restructuring and other costs, net (e)	21.5	0.7%	12.2	0.4%
	2,804.4	87.9%	2,695.3	88.2%

Operating Income	387.1	12.1%	361.5	11.8%
Interest Income	7.2		6.4
Interest Expense	(64.4)		(57.7)
Other Income, Net (f)	13.0		0.9

Income Before Income Taxes	342.9		311.1
Provision for Income Taxes (g)	(2.1)		(30.3)

Income from Continuing Operations	340.8		280.8

Loss from Discontinued Operations, Net of Tax	(0.4)		(3.8)
(Loss) Gain on Disposal of Discontinued Operations, Net of Tax	(4.2)		0.3

Net Income	$336.2	10.5%	$277.3	9.1%

Earnings per Share from Continuing Operations:
Basic	$.95		$.76
Diluted	$.94		$.76

Earnings per Share:
Basic	$.94		$.76
Diluted	$.93		$.75

Weighted Average Shares:
Basic	358.1		367.3
Diluted	361.7		370.1

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$387.1	12.1%	$361.5	11.8%
Cost of Revenues Charges (c)	13.2	0.4%	26.6	0.9%
Selling, General and Administrative Costs (Income), Net (d)	1.3	0.1%	(7.7)	-0.2%
Restructuring and Other Costs, Net (e)	21.5	0.7%	12.2	0.4%
Amortization of Acquisition-related Intangible Assets	192.0	6.0%	183.9	6.0%

Adjusted Operating Income (b)	$615.1	19.3%	$576.5	18.9%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$336.2	10.5%	$277.3	9.1%
Cost of Revenues Charges (c)	13.2	0.4%	26.6	0.9%
Selling, General and Administrative Costs (Income), Net (d)	1.3	0.1%	(7.7)	-0.2%
Restructuring and Other Costs, Net (e)	21.5	0.7%	12.2	0.4%
Amortization of Acquisition-related Intangible Assets	192.0	6.0%	183.9	6.0%
Amortization of Acquisition-related Intangible Assets – Equity Investments	0.7	0.0%	0.7	0.0%
Other (Income) Expense, Net (f)	(10.5)	-0.3%	0.5	0.0%
Provision for Income Taxes (g)	(63.3)	-2.0%	(62.6)	-2.1%
Discontinued Operations, Net of Tax	4.6	0.1%	3.5	0.1%

Adjusted Net Income (b)	$495.7	15.5%	$434.4	14.2%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$0.93		$0.75
Cost of Revenues Charges, Net of Tax (c)	0.03		0.05
Selling, General and Administrative Costs (Income), Net of Tax (d)	—		(0.01)
Restructuring and Other Costs, Net of Tax (e)	0.04		0.02
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.38		0.34
Amortization of Acquisition-related Intangible Assets, Net of Tax – Equity Investments	—		—
Other (Income) Expense, Net of Tax (f)	(0.02)		—
Provision for Income Taxes (g)	—		0.01
Discontinued Operations, Net of Tax	0.01		0.01

Adjusted EPS (b)	$1.37		$1.17

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$298.3		$392.0
Net Cash Used in Discontinued Operations	0.8		5.9
Purchases of Property, Plant and Equipment	(66.0)		(69.2)
Proceeds from Sale of Property, Plant and Equipment	3.0		4.0

Free Cash Flow	$236.1		$332.7

Segment Data	Three Months Ended
	March 30,	% of	March 31,	% of
(In millions)	2013	Revenues	2012	Revenues

Revenues
Analytical Technologies	$977.8	30.6%	$980.0	32.1%
Specialty Diagnostics	805.6	25.2%	731.9	23.9%
Laboratory Products and Services	1,544.3	48.4%	1,475.8	48.3%
Eliminations	(136.2)	-4.2%	(130.9)	-4.3%

Consolidated Revenues	$3,191.5	100.0%	$3,056.8	100.0%

Operating Income and Operating Margin
Analytical Technologies	$176.1	18.0%	$178.8	18.2%
Specialty Diagnostics	221.7	27.5%	186.9	25.5%
Laboratory Products and Services	217.3	14.1%	210.8	14.3%

Subtotal Reportable Segments	615.1	19.3%	576.5	18.9%

Cost of Revenues Charges (c)	(13.2)	-0.4%	(26.6)	-0.9%
Selling, General and Administrative (Costs) Income, Net (d)	(1.3)	-0.1%	7.7	0.2%
Restructuring and Other Costs, Net (e)	(21.5)	-0.7%	(12.2)	-0.4%
Amortization of Acquisition-related Intangible Assets	(192.0)	-6.0%	(183.9)	-6.0%

GAAP Operating Income (a)	$387.1	12.1%	$361.5	11.8%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP). In February 2013, in connection with a change in management responsibility for two product lines, the company transferred its water analysis and research serum media product lines to the Laboratory Products and
      Services segment from the Analytical Technologies segment. Prior period segment information has been reclassified to reflect these transfers.
(b) Adjusted results are non-GAAP measures and for income measures exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); the tax consequences of the preceding items and certain other tax items (see note (g) for details); and discontinued operations.
(c)  Reported results in 2013 and 2012 include $11.9 and $26.0, respectively, of charges for the sale of inventories revalued at the date of acquisition.  Reported results in 2013 and 2012 also include $1.3 and $0.6, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.
(d)  Reported results in 2013 include $1.3 of transaction costs related to the pending acquisition of Life Technologies. Reported results in 2012 include $7.7 of gain primarily from settlement with product liability insurer.
(e)  Reported results in 2013 and 2012 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations.
(f)   Reported results in 2013 include $10.5 of realized gains on available-for-sale investments irrevocably contributed to the company's UK pension plans.  Reported results in
       2012 include $0.5 of loss on extinguishment of debt facilities associated with the termination and replacement of the company's prior revolving credit agreements.
(g)  Reported provision for income taxes includes i) $62.8 and $64.4 of incremental tax benefit in 2013 and 2012, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) in 2013, $0.5 of incremental tax benefit from adjusting the company's deferred tax balances as a result of tax rate changes; and iii) in 2012, $1.8 of incremental tax provision from adjusting the company's deferred tax balances as a result of tax rate changes.
Notes:
Consolidated depreciation expense in 2013 and 2012 is $59.0 and $58.6, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $20.4 and $17.2 in 2013 and 2012, respectively.

Condensed Consolidated Balance Sheet (unaudited)
	March 30,	December 31,
(In millions)	2013	2012

Assets
Current Assets:
Cash and cash equivalents	$1,004.1	$851.0
Short-term investments	4.2	4.3
Accounts receivable, net	1,904.5	1,804.9
Inventories	1,474.6	1,443.3
Other current assets	748.7	731.3

Total current assets	5,136.1	4,834.8

Property, Plant and Equipment, Net	1,685.8	1,726.4

Acquisition-related Intangible Assets	7,560.9	7,804.5

Other Assets	583.8	604.4

Goodwill	12,444.1	12,474.5

Total Assets	$27,410.7	$27,444.6

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$394.0	$93.1
Other current liabilities	1,908.8	2,000.2

Total current liabilities	2,302.8	2,093.3

Other Long-term Liabilities	2,784.0	2,855.4

Long-term Obligations	6,724.4	7,031.2

Total Shareholders' Equity	15,599.5	15,464.7

Total Liabilities and Shareholders' Equity	$27,410.7	$27,444.6

Condensed Consolidated Statement of Cash Flows (unaudited)	Three Months Ended
	March 30,	March 31,
(In millions)	2013	2012

Operating Activities
Net income	$336.2	$277.3
Loss from discontinued operations	0.4	3.8
Loss (gain) on disposal of discontinued operations	4.2	(0.3)
Income from continuing operations	340.8	280.8

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	251.0	242.5
Change in deferred income taxes	(16.0)	(43.2)
Other non-cash expenses, net	14.9	47.2
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	(291.6)	(129.4)

Net cash provided by continuing operations	299.1	397.9
Net cash used in discontinued operations	(0.8)	(5.9)

Net cash provided by operating activities	298.3	392.0

Investing Activities
Acquisitions, net of cash acquired	(3.8)	(0.5)
Purchases of property, plant and equipment	(66.0)	(69.2)
Proceeds from sale of property, plant and equipment	3.0	4.0
Other investing activities, net	(0.3)	(0.9)

Net cash used in continuing operations	(67.1)	(66.6)
Net cash provided by discontinued operations	—	0.4

Net cash used in investing activities	(67.1)	(66.2)

Financing Activities
Decrease in commercial paper, net	—	(349.6)
Redemption and repayment of long-term obligations	(0.5)	(0.4)
Dividends paid	(54.0)	—
Purchases of company common stock	(89.8)	(300.0)
Net proceeds from issuance of company common stock	101.8	55.1
Tax benefits from stock-based compensation awards	16.2	7.7
(Decrease) increase in short-term notes payable	(1.5)	2.2

Net cash used in financing activities	(27.8)	(585.0)

Exchange Rate Effect on Cash	(50.3)	31.2

Increase (Decrease) in Cash and Cash Equivalents	153.1	(228.0)
Cash and Cash Equivalents at Beginning of Period	851.0	1,016.3

Cash and Cash Equivalents at End of Period	$1,004.1	$788.3

Free Cash Flow (a)	$236.1	$332.7

(a) Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.